Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Tuesday, July 30, 2013		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports

Second Quarter 2013 Results

—Legacy wholesale and international wireless businesses experience steady year-over—year growth—

•                  Total revenues were $175.1 million

•                  Adjusted EBITDA was $45.9 million

•                  Operating income was $20.1 million

•                  Net income attributable to ATN’s stockholders was $8.9 million, or $0.56 per diluted share

Beverly, MA (July 30, 2013) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the second quarter ended June 30, 2013.

Second Quarter 2013 Financial Results

“Second quarter results reflected trends similar to those of the first quarter,” said Michael Prior, Atlantic Tele-Network’s Chief Executive Officer.  “We achieved solid year-over-year increases in revenues and operating profitability in our legacy domestic wholesale wireless business, primarily driven by higher data volumes and certain shorter-term service revenues, which have more than offset the impact of the sale of our Midwest spectrum late in 2012.  Second quarter results also benefited from stronger performance across all of our Island Wireless operations, where we have continued to grow our subscriber base and control costs.  Wireline revenues were slightly below last year’s second quarter as our domestic wireline business helped offset lower international long-distance revenue.

“We continue to expect the closing of our Alltel sale transaction to occur in the second half of this year, pending receipt of the necessary regulatory approvals.  Second quarter operating trends in this business were consistent with those of the prior quarter, with revenue comparisons reflecting the impact of attrition in the postpaid customer base and significant declines in wholesale revenues within these markets.”

Total revenues for the second quarter were $175.1 million, 5% below the $185.5 million reported for the second quarter of 2012.  The year-over-year decrease resulted from lower U.S. wireless revenues in both the wholesale and retail lines of our Alltel business, as reported in the Company’s U.S. Wireless segment, partially offset by higher revenues in our legacy U.S. wholesale wireless business, higher international wireless revenues and equipment sales.

Adjusted EBITDA(1) for the 2013 second quarter was $45.9 million, 7% below the $49.6 million reported in the 2012 second quarter, as a result of the wholesale and retail revenue decline within the Alltel markets.  This decline was partially offset by improved profitability within the legacy wholesale business of the Company’s U.S. Wireless segment, along with improvements in the International Integrated Telephony and Island Wireless segments.  Operating income for the second quarter of 2013 was $20.1 million, a 13% decrease from the $23.1 million reported in last year’s second quarter.  Net income attributable to ATN’s stockholders was $8.9 million, or $0.56 per diluted share, as compared to the $10.5 million, or $0.67 per diluted share, reported in last year’s second quarter.

Second Quarter 2013 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses were $122.8 million compared to $135.6 million in the second quarter of 2012, a decrease of 9%.

U.S. retail wireless service revenues were $80.7 million, 4% below the $84.0 million reported in the 2012 second quarter.  This decrease was due mainly to a year-over-year shift in subscriber mix from postpaid to lower ARPU prepaid offers, which offset overall subscriber growth. At the end of the 2013 second quarter, the Company had approximately 591,000 U.S. retail wireless subscribers, an increase of 1% from the approximately 584,000 subscribers the Company had at the end of last year’s second quarter. Positive net subscriber additions in the Company’s U.S. retail wireless business were driven by growth in prepaid subscribers.  Of the total subscribers at June 30, 2013, approximately 409,000 were postpaid subscribers and approximately 182,000 were prepaid subscribers. (2)

U.S. wholesale wireless revenues were $42.0 million, a decrease of 18% from the $51.6 million reported in the second quarter of 2012. Wholesale revenues declined in the Alltel markets as a result of roaming partners reducing their reliance on the Company for coverage.  The Company’s legacy wholesale markets experienced a slight increase in revenue due to increased data traffic despite the sale of certain spectrum and related cell sites in the Midwest U.S. in the fourth quarter of 2012.  Data revenues accounted for 56% of wholesale wireless revenues for the quarter, compared to 51% a year earlier.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean. International wireless revenues were $21.8 million, an increase of 8% over the $20.3 million reported in the second quarter of 2012.  This increase was largely due to subscriber and other retail growth, as well as increased roaming revenues, within the Island Wireless segment. At the end of the second quarter of 2013, the Company had approximately 333,000 international wireless subscribers of which 88% were prepaid subscribers.  This is an increase of approximately 2% from approximately 325,000 wireless subscribers at the end of the second quarter of 2012.

Wireline Revenues

Wireline revenues are primarily generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, its integrated voice and data and wholesale transport operations in New England and New York State, and by its wholesale long-distance voice services. Wireline revenues were $20.9 million, a 1% decrease from the $21.1 million recorded in the second quarter of 2012.  The decrease was primarily a result of decrease in international voice calls into Guyana, largely offset by increased data revenue in that country and increases in wholesale long-distance voice services.

Reportable Operating Segments

The Company has four reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands); and (iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended June 30, 2013 are as follows (in thousands):

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (3)	Total

Total Revenue	$130,290	$22,208	$16,962	$5,612	$—	$175,072
Adjusted EBITDA	34,730	10,770	4,861	670	(5,130)	45,901
Operating Income (Loss)	17,250	6,235	2,301	(124)	(5,525)	20,137

On January 22, 2013, the Company announced a definitive agreement to sell its U.S. retail wireless business operating under the Alltel name to AT&T for a cash purchase price of $780.0 million.  This business is reported as part of the U.S. Wireless segment, and for the second quarter of 2013 it generated revenues, adjusted EBITDA and operating income of approximately $103.4 million, $17.8 million and $3.8 million, respectively.  For the six months ended June 30, 2013, the Alltel business generated revenues, adjusted EBITDA and operating income of approximately $211.5 million, $38.0 million and $9.1 million, respectively. (3)

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at June 30, 2013 were $111.4 million.  Long-term debt was $243.6 million.  Net cash provided by operating activities was $10.5 million for the second quarter of 2013 and $35.4 million for the first six months of 2013.  Capital expenditures were $31.3 million for the second quarter.  The Company expects full year 2013 capital expenditures in the range of $80 to $90 million, assuming the Alltel sale transaction is completed as anticipated in 2013.

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

(2)  Additional operating data on the Company’s U.S. retail wireless business can be found in Table 4.

(3)  Reconciling items are comprised of corporate general and administrative costs and transaction-related charges

(4)  See Table 6 for reconciliation of operating income to Adjusted EBITDA for the Alltel business.

Conference Call Information

Atlantic Tele-Network will host a conference call on Wednesday, July 31, 2013 at 9:30 a.m. Eastern Time (ET) to discuss its 2013 second quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 20381500. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on July 31, 2013.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; our proposed sale of our Alltel operations and the expected timetable for the completion of such sale; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, wholesale revenues, and the future retention and turnover of our subscriber base; (2) our ability to receive requisite regulatory consents and approvals and satisfy other conditions needed to complete our proposed sale of our Alltel operations; (3) our ability to maintain favorable roaming arrangements; (4) increased competition; (5) economic, political and other risks facing our foreign operations; (6) the loss of certain FCC and other licenses, USF funds or other regulatory changes affecting our businesses; (7) rapid and significant technological changes in the telecommunications industry; (8) any loss of any key members of management; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) our continued access to capital and credit markets; and (13) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013, in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 10, 2013 and the other reports we file from time to time with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN stockholders before interest, taxes, depreciation and amortization, transaction-related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income or expense, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$111,438	$136,647
Other current assets	130,275	119,504

Total current assets	241,713	256,151

Property, plant and equipment, net	450,832	450,547
Goodwill and other intangible assets, net	176,678	180,904
Other assets	23,289	23,273

Total assets	$892,512	$910,875

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$19,600	$15,680
Other current liabilities	116,211	143,525

Total current liabilities	135,811	159,205

Long-term debt, net of current portion	243,632	250,900
Other liabilities	102,684	106,530

Total liabilities	482,127	516,635

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	349,546	334,146
Non-controlling interests	60,839	60,094

Total equity	410,385	394,240

Total liabilities and stockholders’ equity	$892,512	$910,875

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012 (a)	2013	2012 (a)
Revenues:
U.S. wireless:
Retail	$80,733	$84,002	$162,015	$170,686
Wholesale	42,030	51,553	82,332	98,937
International wireless	21,837	20,271	43,267	39,171
Wireline	20,877	21,074	41,441	42,804
Equipment and other	9,595	8,596	18,885	16,985

Total revenue	175,072	185,496	347,940	368,583

Operating expenses:
Termination and access fees	32,857	38,994	67,093	79,536
Engineering and operations	21,781	22,469	43,932	44,434
Sales, marketing and customer service	28,612	31,026	58,114	63,031
Equipment expense	24,384	22,393	48,941	43,085
General and administrative	21,537	20,966	40,683	43,690
Transaction-related charges	310	—	1,092	5
Depreciation and amortization	25,454	26,582	51,255	53,606
Gain on disposition of long-lived assets	—	—	(1,076)	—

Total operating expenses	154,935	162,430	310,034	327,387

Operating income	20,137	23,066	37,906	41,196

Other income (expense):
Interest expense, net	(2,729)	(3,904)	(5,002)	(7,782)
Other income (expense)	334	(346)	536	(282)
Equity in earnings of unconsolidated affiliates	394	930	976	2,331

Other income (expense), net	(2,001)	(3,320)	(3,490)	(5,733)

Income before income taxes	18,136	19,746	34,416	35,463
Income taxes	6,715	7,979	13,077	14,759

Net income	11,421	11,767	21,339	20,704
Net income attributable to non-controlling interests, net of tax	(2,564)	(1,237)	(3,706)	(853)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$8,857	$10,530	$17,633	$19,851

Net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Basic	$0.56	$0.68	$1.13	$1.28
Diluted	$0.56	$0.67	$1.12	$1.27

Weighted average common shares outstanding:
Basic	15,706	15,535	15,647	15,495
Diluted	15,821	15,609	15,756	15,581

(a)         Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six months ended June 30,
	2013	2012

Net income	$21,339	$20,704
Depreciation and amortization	51,255	53,606
Change in operating assets and liabilities	(42,919)	(2,459)
Other	5,760	7,757

Net cash provided by operating activities	35,435	79,608

Capital expenditures	(52,183)	(32,272)
Proceeds from disposition of long-lived assets	1,500	—

Net cash used by investing activities	(50,683)	(32,272)

Repayments of revolver loan, net of borrowings	—	(28,156)
Borrowings under term loans	—	275,000
Principal repayments of term loans	(3,920)	(252,953)
Dividends paid on common stock	(3,919)	(7,119)
Distributions to non-controlling interests	(2,562)	(929)
Other	440	(2,077)

Net cash used by financing activities	(9,961)	(16,234)

Net change in cash and cash equivalents	(25,209)	31,102

Cash and cash equivalents, beginning of period	136,647	48,735

Cash and cash equivalents, end of period	$111,438	$79,837

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	JUN 2012	SEP 2012	DEC 2012	MAR 2013	JUN 2013

Beginning Subscribers	578,585	583,547	585,418	587,766	589,670
Prepay	130,981	141,452	153,108	162,656	177,096
Postpay	447,604	442,095	432,310	425,110	412,574

Gross Additions	55,448	66,539	69,719	73,331	70,735
Prepay	31,868	40,779	39,843	47,212	42,631
Postpay	23,580	25,760	29,876	26,119	28,104

Net Additions	4,962	1,871	2,348	1,904	1,058
Prepay	10,471	11,656	9,548	14,440	4,804
Postpay	(5,509)	(9,785)	(7,200)	(12,536)	(3,746)

Ending Subscribers	583,547	585,418	587,766	589,670	590,728
Prepay	141,452	153,108	162,656	177,096	181,900
Postpay	442,095	432,310	425,110	412,574	408,828

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	JUN 2012	SEP 2012	DEC 2012	MAR 2013	JUN 2013

Average Subscribers (weighted monthly)	580,441	583,607	585,519	586,376	588,401

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$47.63	$46.87	$46.79	$45.34	$44.77

• Postpaid Subscriber ARPU	$53.96	$54.52	$55.16	$54.49	$55.18

Monthly Postpay Subscriber Churn	2.18%	2.70%	2.88%	3.07%	2.59%

Monthly Blended Subscriber Churn	2.90%	3.70%	3.84%	4.07%	3.95%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended June 30, 2012 and 2013

Three Months Ended June 30, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$10,530
Net loss attributable to non-controlling interests, net of tax						1,237
Income taxes						7,979
Equity in earnings of unconsolidated affiliates						(930)
Other income						346
Interest expense, net						3,904
Operating income (loss)	$23,978	$4,141	$279	$(666)	$(4,666)	$23,066
Depreciation and amortization	18,324	4,490	2,783	693	292	26,582
Adjusted EBITDA	$42,302	$8,631	$3,062	$27	$(4,374)	$49,648

Three Months Ended June 30, 2013

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$8,857
Net income attributable to non-controlling interests, net of tax						2,564
Income taxes						6,715
Equity in earnings of unconsolidated affiliates						(394)
Other income						(334)
Interest expense, net						2,729
Operating income (loss)	$17,250	$6,235	$2,301	$(124)	$(5,525)	$20,137
Depreciation and amortization	17,170	4,535	2,560	794	395	25,454
Transaction-related charges	310	—	—	—	—	310
Adjusted EBITDA	$34,730	$10,770	$4,861	$670	$(5,130)	$45,901

Reconciliation of Net Income to Adjusted EBITDA for the Six Months Ended June 30, 2012 and 2013

Six Months Ended June 30, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$19,851
Net loss attributable to non-controlling interests, net of tax						853
Income taxes						14,759
Equity in earnings of unconsolidated affiliates						(2,331)
Other income						282
Interest expense, net						7,782
Operating income (loss)	$42,900	$10,377	$(1,362)	$(1,089)	$(9,630)	$41,196
Depreciation and amortization	37,026	9,017	5,569	1,438	556	53,606
Transaction-related charges	—	—	—	—	5	5
Adjusted EBITDA	$79,926	$19,394	$4,207	$349	$(9,069)	$94,807

Six Months Ended June 30, 2013

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$17,633
Net income attributable to non-controlling interests, net of tax						3,706
Income taxes						13,077
Equity in earnings of unconsolidated affiliates						(976)
Other income						(536)
Interest expense, net						5,002
Operating income (loss)	$32,267	$12,568	$3,935	$(532)	$(10,332)	$37,906
Depreciation and amortization	34,985	8,925	5,155	1,436	754	51,255
Transaction-related charges	1,029				63	1,092
Gain on disposition of long-lived assets	(1,076)	—	—	—	—	(1,076)
Adjusted EBITDA	$67,205	$21,493	$9,090	$904	$(9,515)	$89,177

Table 6

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Operating Income to Adjusted EBITDA for the Alltel Business

(In Thousands)

	For the Three Months Ended June 30, 2013	For the Six Months Ended June 30, 2013

Operating income	$3,844	$9,143
Depreciation and amortization	13,645	27,850
Transaction-related charges	310	1,029
Adjusted EBITDA	$17,799	$38,022